EXHIBIT 99.1

NEWS RELEASE

November 14, 2023

FSI ANNOUNCES THIRD QUARTER, 2023 FINANCIAL RESULTS

A Conference call is scheduled for Wednesday November 15th, 2023, 11:00am Eastern Time

See dial in number below

VICTORIA, BRITISH COLUMBIA, November 14, 2023 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for third quarter ended September 30, 2023.

Mr. Daniel B. O’Brien, CEO, states, “This was a very poor quarter. We are not losing customers but certain customers are ordering much less as they confront difficult conditions in their markets.” Mr. O’Brien continues, “FSI will have to review all operating costs and search for lower cost of goods in the fourth quarter and throughout 2024 as we attempt to revert to profitability.”

●	Sales for the third quarter(Q3) were $8,720,621, down approximately 25% when compared to sales of $11,685,107 in the corresponding period a year ago.
●	Q3, 2023 net loss was $(718,161), or $(0.06) per share, compared to a net income of $1,108,131, or $0.09 per share, in Q3, 2022.
●	The lower earnings reported for Q3, 2023 were due to higher cost of goods, lower sales and product mix.
●	Basic weighted average shares used in computing earnings per share amounts were 12,435,532 and 12,384,746 for Q3, 2023 and Q3, 2022 respectively.
●	Q3, 2023 Non-GAAP operating cash flow: The Company shows 9 months operating cash flow of $3,284,640, or $0.26 per share. This compares with operating cash flow of $6,227,068, or $0.50 per share, in the corresponding 9 months of 2022 (see the table and notes that follow for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Wednesday November 15th, 2023. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-800-445-7795 (or 1-785-424-1699) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/ or call title Flexible Solutions International – Third Quarter, 2023 Financials may be requested

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The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended September 30, 2023. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations

For The Three Months Ended September 30 and Nine Months Operating Cash Flow

(Unaudited)

	Consolidated Statement of Operations Three Months Ended September 30
	2023	2022
Revenue	$8,720,621	$11,685,107
Income (loss) before income tax – GAAP	$(284,039)	$1,669,992
Provision for Income tax – net - GAAP	$(219,712)	$(349,181)
Net income (loss) - controlling interest - GAAP	$(718,161)	$1,108,131
Net income (loss) per common share – basic. – GAAP	$(0.06)	$0.09
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,435,532	12,384,746

Operating Cash Flow Nine Months Ended September 30
Operating Cash Flow (9 months). NON-GAAP	$3,284,640a,b,c	$6,227,068a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (9 months) – basic. -NON-GAAP	$0.26a,b,c	$0.50a,b,c
Non-cash Adjustments (9 month) -GAAP	$1,757,644 d	$976,536 d
Shares (9 month basic weighted average) used in computing per share amounts – basic -GAAP	12,434,669	12,376,818

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a) Non-GAAP – Flexible Solutions International, Inc. owns 65% ENP Investments, LLC and ENP Mendota, LLC and 80% of 317 Mendota, LLC. Therefore Operating Cash Flow NON-GAAP is adjusted by the pre tax net income or loss of the non-controlling interests in these companies. An adjustment to operating cash flow has been made to account for the use of a pre tax amount versus an after tax amount which was originally used in that year.

b) Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2023 = $1,757,644, 2022 = $976,536), Gain on acquisition of ENP Peru (2023 = N/A, 2022 = $335,051), Interest expense (2023 = $369,967, 2022 = $190,366), Interest income (2023 = $58,565, 2022 = $69,354), Gain on investment (2023 = $423,957, 2022 = $213,865), Income tax (2023 = $873,861, 2022 = $1,604,429), and pretax Net income attributable to non-controlling interests (2023 = $689,780, 2022 = $752,910). Although included in operating expenses these onetime expenditures were not related to operations of FSI. *See the financial statements for all adjustments.

c) The revenue and gain from the 50% investment in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions given the Company only purchased 50% of the LLC. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments, including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d) Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.

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